Exhibit 99.1

For More Information, Contact:

Investors
Henry R. Bond
Treasurer & Vice President, Investor Relations
770-593-5697
hbond@harland.net

Media
John Pensec
Director of Corporate Communications
770-593-5443
jpensec@harland.net

     HARLAND UPDATES EARNINGS GUIDANCE FOR 2004 FOURTH QUARTER AND FULL YEAR

ATLANTA (January 17, 2005) - John H. Harland Company (NYSE: JH) today announced that it expects fourth quarter and full-year 2004 earnings per share to be higher than the guidance provided when the company reported third-quarter results in October 2004.

While the audit of 2004 results has not yet been completed, the company's diluted earnings per share for the fourth quarter 2004 are now expected to be in the range of $0.75 to $0.80 per share, up from the previously indicated range of $0.65 to $0.70 per share. Diluted earnings per share for the full-year 2004 are expected to be in the range of $1.96 to $2.01 per share, up from the previously indicated range of $1.86 to $1.91 per share. The company will release actual results after the market closes on February 2, 2005.

The updated guidance reflects a combination of favorable variances in certain balance sheet accruals, which are not expected to be recurring in nature, as well as stronger-than-expected operating results. These items will be covered in more detail on the company's quarterly conference call scheduled for February 3, 2005 at 10:00 a.m. eastern.

The company is finalizing guidance for 2005, and this guidance will be included when the company reports results for the fourth quarter and full-year 2004. The company currently estimates that 2005 full-year diluted earnings per share will be in the range of $2.38 to $2.43 per share. This range includes the impact of the implementation in the third quarter of 2005 of SFAS No. 123R - Share-Based Payment which relates to the company's stock-based compensation programs. This will increase stock-based compensation expense by approximately $0.06 per share during the last two quarters of 2005.
                                       ###

About Harland
Atlanta-based John H. Harland Company (NYSE: JH) (http://www.harland.net) is a leading provider of software and printed products to the financial and educational markets. Harland Financial Solutions, Inc., a wholly owned subsidiary (http://www.harlandfinancialsolutions.com), supplies software and services, including customer relationship management, deposit and loan origination, core systems and mortgage services to thousands of financial institutions of all sizes. Harland's printed products offerings include checks, direct marketing and financial forms. Scantron Corporation (http://www.scantron.com), a wholly owned subsidiary, is a leading provider of both paper and electronic-based services and systems for the collection, management and interpretation of data to the financial, commercial and educational markets.

RISK FACTORS AND CAUTIONARY STATEMENTS
This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of John H. Harland Company and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that the actual results may differ materially from those contemplated by such forward-looking statements. Such differences could be material and adverse.

Many variables will impact the ability to achieve sales levels, improve service quality, achieve production efficiencies and reduce expenses in Printed Products. These include, but are not limited to, the continuing upgrade of our customer care infrastructure and systems used in the Company's manufacturing, sales, marketing, customer service and call center operations.

Several factors outside the Company's control could negatively impact check revenues. These include the continuing expansion of alternative payment systems such as credit cards, debit cards and other forms of electronic commerce or online payment systems. Check revenues may continue to be adversely affected by continued consolidation of financial institutions, competitive check pricing including up-front contract incentive payments, and the impact of governmental laws and regulations. There can be no assurances that the Company will not lose additional customers or that any such loss could be offset by the addition of new customers.

While the Company believes growth opportunities exist in the Software and Services segment, there can be no assurances that the Company will achieve its revenue or earnings growth targets. The Company believes there are many risk factors inherent in its software business, including but not limited to the retention of employee talent and customers. Also, variables exist in the development of new software products, including the timing and costs of the development effort, product performance, functionality, product acceptance, competition, the Company's ability to integrate acquired companies, and general changes in economic conditions or U.S. financial markets.

Several factors outside of the Company's control could affect results in the Scantron segment. These include the rate of adoption of new electronic data collection, testing and assessment methods, which could negatively impact current forms, scanner sales and related service revenue. The Company continues to develop products and services that it believes offer state-of-the-art electronic data collection, testing and assessment solutions. However, variables exist in the development of new testing methods and technologies, including the timing and costs of the development effort, product performance, functionality, market acceptance, adoption rates, competition, and the funding of education at the federal, state and local level, all of which could have an impact on the Company's business.

Reference should be made to the Risk Factors and Cautionary Statements section of Harland's Form 10-K and Form 10-Q for additional information. Harland undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.